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                                                                    EXHIBIT 23.3

              Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in post effective amendment No. 2 on Form S-3 to Registration Statement on Form SB-2 and related Prospectus of Premier Laser Systems, Inc. pertaining to the registration of 2,035,423 shares of Class A Common Stock and 2,035,423 Class B Warrants upon exercise of outstanding Class A Warrants, and 7,150,370 shares of Class A Common Stock upon exercise of Class B Warrants, of our report dated May 1, 1997, with respect to the consolidated financial statements and schedule of Premier Laser Systems, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 1997, as amended, filed with the Securities and Exchange Commission.


                                                  ERNST & YOUNG LLP


Orange County, California
July 29, 1997